
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)


                          Mission Resources Coporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    605109107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

__X__    Rule 13d-1(b)
_____    Rule 13d-1(c)
_____      Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 2 of 11 Pages

                                  SCHEDULE 13G
-----------------------------------                 -------------------------
  CUSIP No. 605109107                                 Page 2 of 11 Pages

--------- ----------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ironwood Capital Management, LLC
          Tax ID 04-3386084

--------- ----------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ______
                                                               (b)  __X__

--------- ----------------------------------------------------------------------
          SEC USE ONLY
   3
--------- ----------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts
--------- ----------------------------------------------------------------------
                           5
                                  SOLE VOTING POWER
                                  0
   NUMBER OF SHARES
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
         WITH
                        --------- ----------------------------------------------
                           6
                                  SHARED VOTING POWER
                                     875,020

                         --------- ---------------------------------------------
                           7
                                  SOLE DISPOSITIVE POWER
                                  0

                        --------- ----------------------------------------------
                           8
                                  SHARED DISPOSITIVE POWER
                                    1,252,120

----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,252,120
------------ -------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            |_|

------------ -------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             5.31%
------------ -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON
             OO, IA
------------ -------------------------------------------------------------------

                               Page 3 of 11 Pages
                                                            SCHEDULE 13G

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Warren J. Isabelle
          N/A
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  _____
                                                               (b)  __X__

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          American
--------- ----------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ----------------------------------------------
                           6
                                  SHARED VOTING POWER
                                     875,020
                        --------- ----------------------------------------------

                           7      SOLE DISPOSITIVE POWER
                                  0
                        --------- ----------------------------------------------

                           8      SHARED DISPOSITIVE POWER
                                    1,252,120


------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,252,120
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES  |_|

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.31%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

             HC
------------ -------------------------------------------------------------------

                               Page 4 of 11 Pages

--------- ----------------------------------------------------------------------
   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard L. Droster

          N/A
--------- ----------------------------------------------------------------------
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  _____
                                                               (b)  __X__

--------- ----------------------------------------------------------------------
   3
          SEC USE ONLY


--------- ----------------------------------------------------------------------
   4
          CITIZENSHIP OR PLACE OF ORGANIZATION
          American
--------- ----------------------------------------------------------------------

      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ----------------------------------------------

                           6      SHARED VOTING POWER
                                     875,020

                        --------- ----------------------------------------------

                           7      SOLE DISPOSITIVE POWER
                                  0

                        --------- ----------------------------------------------

                           8      SHARED DISPOSITIVE POWER
                                    1,252,120

------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,252,120
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES   |_|

------------ -------------------------------------------------------------------
    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             5.31%
------------ -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON
             HC
------------ -------------------------------------------------------------------

                               Page 5 of 11 Pages



--------- ----------------------------------------------------------------------
   1
          NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Donald Collins

          N/A
--------- ----------------------------------------------------------------------
   2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)____
                                                               (b)__X__

--------- ----------------------------------------------------------------------
   3
          SEC USE ONLY


--------- ----------------------------------------------------------------------
   4
          CITIZENSHIP OR PLACE OF ORGANIZATION
          American
--------- ----------------------------------------------------------------------

      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
                        --------- ----------------------------------------------

                           6      SHARED VOTING POWER
                                     875,020

                        --------- ----------------------------------------------

                           7      SOLE DISPOSITIVE POWER
                                  0

                        --------- ----------------------------------------------

                           8      SHARED DISPOSITIVE POWER
                                    1,252,120

----------------------- --------- ----------------------------------------------
------------ -------------------------------------------------------------------
     9
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,252,120
------------ -------------------------------------------------------------------
    10
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES   |_|

------------ -------------------------------------------------------------------
    11
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             5.31%
------------ -------------------------------------------------------------------
    12
             TYPE OF REPORTING PERSON
             HC
------------ -------------------------------------------------------------------

                               Page 6 of 11 Pages


Item 1.    (a).   Name of Issuer: Mission Resources Corporation

           (b).   Address of Issuer's Principal Executive Offices:

                  1331 Lamar
                  Suite 1455
                  Houston, TX  77010

Item 2.    (a).   Name of Person Filing:

                  (i) Ironwood Capital Management, LLC ("ICM")
                  (ii) Warren J. Isabelle ("Isabelle")
                  (iii) Richard L. Droster ("Droster")
                  (iv) Donald Collins ("Collins")

           (b).   Address of Principal Business Office or, if none, Residence:

                  ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Isabelle:
                  c/o ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Droster:
                  c/o ICM:
                  21 Custom House Street
                  Boston, MA 02110

                  Collins:
                  c/o ICM:
                  21 Custom House Street
                  Boston, MA 02110

           (c).   Citizenship or Place of Organization:

                  ICM:              Massachusetts
                  Isabelle:         American
                  Droster: American
                  Collins: American

           (d).   Title of Class of Securities: Common Stock


                               Page 7 of 11 Pages

           (e).   CUSIP Number:  605109107

Item  3.    If this statement is filed pursuant to sections
            240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)     [ ] Broker or dealer registered under section 15 of
                        the Act (15 U.S.C. 78o);
            (b)     [ ] Bank as defined in section 3(a)(6) of the
                        Act (15 U.S.C. 78c);
            (c)     [ ] Insurance company as defined in section 3(a)(19)
                        of the Act (15 U.S.C. 78c.);
            (d)     [ ] Investment company registered under section 8 of
                        the Investment Company Act of 1940 (15 U.S.C.
                        80a-8);
            (e)     [x] An investment adviser in accordance with
                        section 240.13d-1(b)(1)(ii)(E);
            (f)     [ ] An employee benefit plan or endowment fund in
                        accordance with section 240.13d-1(b)(1)(ii)
                        (F);
            (g)     [ ] A parent holding company or control person in
                        accordance with section 240.13d-1(b)(1)(ii)(G);
            (h)     [ ] A savings associations as defined in
                        section 3(b) of the Federal Deposit Insurance
                        Act (12 U.S.C. 1813);
            (i) [ ] A church plan that is excluded from the definition of an investment company under section
                        3(c)(14) of the Investment Company Act of 1940
                        (15 U.S.C. 80a-3);
            (j)     [ ] Group, in accordance with section 240.13d-1(b)(1)
                        (ii)(J).

Item 4.     Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount beneficially owned:
                  (i)   ICM: 1,252,120
                             ---------
                  (ii)  Isabelle:  1,252,120
                                   ---------
                  (iii) Droster:  1,252,120
                                  ---------
                  (iv) Collins:  1,252,120
                                 ---------

Page 8 of 11 Pages


           (b).    Percent of class:
                  (i)   ICM:   5.31%
                               ----
                  (ii)  Isabelle:  5.31%
                                   ----
                  (iii) Droster:  5.31%
                                  ----
                  (iv) Collins:  5.31%
                                 ----

           (c).    Number of shares as to which the person has:

                    (1)    Sole power to vote or to direct the vote:

                           (i)      ICM:    0
                                          ------
                           (ii)     Isabelle:    0
                                               ------
                           (iii)    Droster:    0
                                              ------
                           (iv)     Collins:    0
                                              ------

                   (2)     Shared power to vote or to direct the vote:

                           (i)      ICM:  875,020
                                          -------
                           (ii)     Isabelle:  875,020
                                               -------
                          (iii)     Droster: 875,020

                           (iv)     Collins:  875,020
                                              -------

                   (3)     Sole power to dispose or to direct the
                           disposition of :

                           (i)      ICM:     0
                                          --------
                           (ii)     Isabelle:     0
                                               --------
                          (iii)     Droster:     0
                                              --------
                           (iv)     Collins:     0
                                              --------

                   (4) Shared power to dispose or to direct the disposition of:

                           (i)      ICM:  1,252,120
                                          ---------
                           (ii)     Isabelle:  1,252,120
                                               ---------
                          (iii)     Droster:  1,252,120
                                              ---------
                           (iv)     Collins:  1,252,120
                                              ---------

Item 5.           Ownership  of Five  Percent  or Less of a  Class:

                  Not Applicable



                               Page 9 of 11 Pages

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7.           Identification and Classification of Subsidiaries which
                  Acquired the Security Being Reported on by the Parent
                  Holding Company:

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10. Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                               Page 10 of 11 Pages

                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            IRONWOOD CAPITAL
                                            MANAGEMENT, LLC

Date:  February 14, 2002            By:                       *
                                            ------------------------------------
                                            Warren J. Isabelle, Manager


Date:  February 14, 2002                                      *
                                            ------------------------------------
                                            Warren J. Isabelle, Manager


Date:  February 14, 2002                                      *
                                            ------------------------------------
                                            Richard L. Droster, Executive Vice President


Date:  February 14, 2002                                      *
                                            ------------------------------------
                                            Donald Collins, Senior Portfolio Manager


By:      /s/ Gary S. Saks                   February 14, 2002
         ---------------------------
         Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.


                               Page 11 of 11 Pages


                                    EXHIBIT 1

JOINT  FILING  AGREEMENT  AMONG  IRONWOOD  CAPITAL  MANAGEMENT,  LLC  WARREN  J.
ISABELLE, RICHARD L. DROSTER AND DONALD COLLINS

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

     NOW, THEREFORE, the parties hereto agree as follows:

IRONWOOD  CAPITAL  MANAGEMENT,  LLC, WARREN J. ISABELLE,  RICHARD L. DROSTER AND
DONALD COLLINS hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                            IRONWOOD CAPITAL
                                            MANAGEMENT, LLC

Date:  February 14, 2002            By:                       *
                                            ------------------------------------
                                                     Warren J. Isabelle, Manager


Date:  February 14, 2002                             *
                                            ------------------------------------
                                                     Warren J. Isabelle


Date:  February 14, 2002                             *
                                            ------------------------------------
                                                     Richard L. Droster


Date:  February 14, 2002                             *
                                            ------------------------------------
                                                     Donald Collins


By:      /s/ Gary S. Saks                   February 14, 2002
         ---------------------------
         Gary S. Saks, Attorney-in-Fact

* Executed pursuant to powers of attorney dated May 10, 2001 and filed on July 10, 2001.
